CUSTODIAN AGREEMENT SUPPLEMENT


         WHEREAS, UBS Investor Portfolios Trust (the "Trust") and Investors Bank & Trust Company (the "Bank") have entered into a Custodian Agreement dated as of February __, 1996 (the "Custodian Agreement"), pursuant to which the Trust has appointed the Bank as Custodian of the Trust;

         WHEREAS, the Trust also desires to appoint the Bank as transfer agent of the Trust, and the Bank, which is registered as a transfer agent in accordance with Section 17A(c) of the Securities Exchange Act of 1934, as amended, has indicated its willingness to so act, subject to the terms and conditions of the Custodian Agreement;

         NOW, THEREFORE, the Trust and the Bank hereby amend the Custodian Agreement, effective as of February __, 1996, in order for the Bank to perform the following additional duties as transfer agent.

                  1. MAINTAINING REGISTER OF INTERESTS. The Bank shall maintain a register which shall contain the name, address and Book Capital Account Balance of each investor in the Trust, or any series thereof, and shall maintain continuous proof of all outstanding interests in the Trust.

                  2. PROCESSING OF INVESTMENTS. Upon an increase by an investor of its interest in the Trust (through a capital contribution) the Bank shall reflect such increase as an increase in the Book Capital Account Balance of such investor as of the close of business each business day.

                  3. PROCESSING WITHDRAWALS. Upon a capital withdrawal by any investor, the Bank shall reflect such withdrawal by a decrease in the Book Capital Account Balance of such investor as of the close of business on each business day.

                  4. PROCESSING REDEMPTIONS. In the event that an investor elects a complete withdrawal of its interest in the Trust (a "Redemption"), the Bank shall process such Redemption in accordance with Proper Instructions, which may include, if so determined by the Board and included in Proper Instructions, charging fees for effecting such Redemption, and shall reduce the Book Capital Account of such investor to zero.

                  5. SUSPENSION OF WITHDRAWALS AND REDEMPTIONS. Upon receipt of Proper Instructions indicating that the Board has determined to suspend the right of withdrawal or Redemption, the Bank shall cease processing any such withdrawals or Redemptions, until the Bank has received Proper Instructions indicating that such suspension has been rescinded.

                  6. BOOK CAPITAL ACCOUNT BALANCE. For the purposes of this Agreement, the term Book Capital Account Balance for any investor shall mean that amount as shall be determined by the Bank, as adjusted by the Bank for any additional investments or withdrawals by such investor in accordance with paragraphs (2) and (3) above.

                  7. COMMUNICATIONS WITH INVESTORS. The Bank will promptly respond


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         to communications from investors with respect to its duties hereunder.

                  8. NO OBLIGATIONS ON PART OF BANK. The Bank shall not be liable for and shall be under no obligation or duty to (i) determine whether any investor has satisfied any requirement for investment in the Trust, either under federal law or the laws of any state or under the Trust's Declaration of Trust, By-laws, registration statement or other offering materials; (ii) monitor any purchase with respect to the securities laws of any state, or any federal securities laws or to make any filing under the same in connection therewith, or (iii) determine whether the procedures established by the Board with respect to the Book Capital Account Balance of any investor are in compliance with any requirements under federal law or the laws of any state or other governmental authority, including, without limitation, the requirements of the Securities and Exchange Commission or any taxing authority.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized.

                                   UBS Investor Portfolios Trust



                                   By:
                                      Name:
                                      Title:



                                  Investors Bank & Trust Company



                                  By:
                                     Name:
                                     Title:

UBS012A

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